As filed with the Securities and Exchange Commission on November 21, 2012

Registration No. 333-12265

Registration No. 333-33554

Registration No. 333-60594

Registration No. 333-66252

Registration No. 333-133760

Registration No. 333-163229

Registration No. 333-182163

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-12265

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-33554

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-60594

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-66252

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-133760

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-163229

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182163

UNDER

THE SECURITIES ACT OF 1933

Ramtron International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-0962308
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

(791) 481-7000

(Address of Principal Executive Offices)

1995 Stock Option Plan

Incentive Program

1999 Stock Option Plan

2005 Incentive Award Plan

2012 Incentive Award Plan

(Full Title of the Plan)

Brad W. Buss

Secretary

Ramtron International Corporation

c/o Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

(408) 943-2600

(Name and address of agent for service)

With copies to:

Larry W. Sonsini, Esq. Bradley L. Finkelstein, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Selim Day, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas New York, New York 10019 (212) 999-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following registration statements of Ramtron International Corporation (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) on the dates indicated:

•

Registration Statement No. 333-12265, filed with the SEC on September 19, 1996, registering 3,000,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), for issuance pursuant to the Registrant’s 1995 Stock Option Plan and 450,000 shares of Common Stock for issuance pursuant to the Registrant’s Incentive Program, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on November 20, 2009;

•

Registration Statement No. 333-33554, filed with the SEC on March 29, 2000, registering 1,200,000 shares of Common Stock for issuance pursuant to the Registrant’s 1995 Stock Option Plan and 700,000 shares of Common Stock for issuance pursuant to the Registrant’s 1999 Stock Option Plan, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on November 20, 2009;

•

Registration Statement No. 333-60594, filed with the SEC on May 10, 2001, registering 1,200,000 shares of Common Stock for issuance pursuant to the Registrant’s 1995 Stock Option Plan, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on November 20, 2009;

•

Registration Statement No. 333-66252, filed with the SEC on July 30, 2001, registering 2,000,000 shares of Common Stock for issuance pursuant to the Registrant’s 1995 Stock Option Plan, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on November 20, 2009;

•

Registration Statement No. 333-133760, filed with the SEC on May 3, 2006, registering 5,000,000 shares of Common Stock for issuance pursuant to the Registrant’s 2005 Incentive Award Plan, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on July 19, 2012;

•	Registration Statement No. 333-163229, filed with the SEC on November 19, 2009, registering 1,603,544 shares of Common Stock for issuance pursuant to the Registrant’s 2005 Incentive Award Plan; and

•	Registration Statement No. 333-182163, filed with the SEC on June 15, 2012, registering 3,879,864 shares of Common Stock for issuance pursuant to the Registrant’s 2012 Incentive Award Plan.

Pursuant to an Agreement and Plan of Merger, dated as of September 18, 2012, by and among Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), Rain Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Cypress (“Rain”), and the Registrant, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 19, 2012, by and among Cypress, Rain and the Registrant, on November 20, 2012, Rain merged with and into the Registrant (the “Merger”). As a result of the Merger, the Registrant is a wholly owned subsidiary of Cypress.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to the Registration Statements to deregister all of the securities, if any, which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 21st day of November, 2012.

RAMTRON INTERNATIONAL CORPORATION

By:	/s/ Brad W. Buss
Name:	Brad W. Buss
Title:	Secretary

In reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.